Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 21, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Agree Realty Corporation and subsidiaries on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Agree Realty Corporation and subsidiaries on Forms S-3 (File No. 333-218476) and on Forms S-8 (File No. 333-197096, File No. 333-141471 and File No. 333-121491).

/s/ Grant Thornton LLP
Southfield, Michigan
February 21, 2019